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                  (HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL LOGO)

                     HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                               INVESTMENT BANKERS

                                  www.hlhz.com

October 21, 2005

To: Schulte Roth & Zabel LLP ("SRZ"), as counsel to The Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 4.75% Convertible Subordinated Notes due 2006 (the "Notes") of PRG - Schultz International, Inc. and its affiliated and subsidiary corporations (collectively, "PRG" or the "Company"), in care of:

     Schulte Roth & Zabel LLP
     919 Third Avenue
     New York, NY 10022

     Attn: Jeffrey S. Sabin
     Counsel to the Ad Hoc Committee

     PRG - Schultz International, Inc.
     600 Galleria Parkway
     Suite 100
     Atlanta, GA 30339

     Attn: James McCurry
     President and CEO

Gentlemen:

This letter confirms the terms of the agreement between Houlihan Lokey Howard & Zukin Capital, Inc. ("Houlihan Lokey" or the "Finn"), SRZ, as counsel to the Ad Hoc Committee (the "Ad Hoc Committee Counsel"), and the Company concerning the Ad Hoc Committee Counsel's engagement of Houlihan Lokey to provide financial advisory and related services to the Ad Hoc Commitee Counsel in connection with the restructuring of the Company.

1. SCOPE OF ENGAGEMENT. Houlihan Lokey's exclusive representation of the Ad Hoc Committee Counsel in connection with include:

     (a)  Evaluating the assets and liabilities of the Company;

     (b) Analyzing and reviewing the financial and operating statements of the Company;

     (c)  Analyzing the business plans and forecasts of the Company;

     (d) Evaluating all aspects of the Company's near term liquidity, including all available financing alternatives;

          NEW YORK - 245 PARK AVENUE, 20TH FLOOR - NEW YORK, NY 10167
                      - TEL.212.497.4100 - FAX.212.661.3070
         LOS ANGELES CHICAGO SAN FRANCISCO WASHINGTON, D.C. MINNEAPOLIS
                           DALLAS ATLANTA LONDON PARIS
                      INVESTMENT ADVISORY SERVICES THROUGHT
                HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS.

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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -2-


     (e) Providing such specific valuation or other financial analyses as the Ad Hoc Committee may require in connection with the case;

     (f) Assessing the financial issues and options concerning any proposed Transaction; and

     (g) Preparing analyzing and explaining any Transaction to various constituencies.

As used herein, the term "Transaction" shall include the Company's efforts to enter into any agreement or series of agreements, or transaction or series of transactions (which agreement or transaction or series of transactions subsequently closes within a reasonable time period thereafter), which in each case may include, but is not limited to, the following:

          (i) Any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is acquired by, or combined with, any person, group of persons, partnership, corporation or other entity (including, without limitation, existing creditors, employees, affiliates, and/or shareholders) (collectively, a "Purchaser");

          (ii) The acquisition, directly or indirectly, by a Purchaser (or by one or more persons acting together with a Purchaser pursuant to a written agreement or otherwise) outside the ordinary course of the Company's business, in a single transaction or a series of transactions of (x) any of the assets or operations of the Company; or (y) any outstanding or newly-issued shares of the Company's capital stock (or any securities convertible into, or options, warrants or other rights to acquire such capital stock);

          (iii) The closing of any other sale, transfer or assumption of all or substantially all of the assets, liabilities or stock of the Company (including without limitation any consolidation or merger involving the Company);

          (iv) Obtaining the requisite consents or acceptances from the holders of the Notes to a restructuring/recapitalization either out-of-court or pursuant to a "pre-packaged" or "pre-arranged" Chapter 11 plan of reorganization, through a tender offer, exchange offer, consent solicitation or other process;

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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -3-


          (v) The confirmation of any other Chapter 11 plan of reorganization or liquidation, the terms of which have been substantially agreed to by the Ad Hoc Committee; or

          (vi) The material credit enhancement of the Notes in conjunction with any other transaction involving the Company, the terms of which have been approved by the Ad Hoc Committee (collectively, a "Transaction").

2. EXCLUSIVE REPRESENTATION- Neither the Ad Hoc Committee, its constituents, nor any of their advisors or professionals (including, but not limited to, Ad Hoc Committee Counsel), shall be liable for the fees, expenses or other amounts payable to Houlihan Lokey hereunder. Notwithstanding such arrangement, I Houlihan Lokey's duties hereunder run solely to the Ad Hoc Committee Counsel, and Houlihan Lokey is not authorized to be, and will not purport to be, acting on behalf of, or at the direction of the Company for any purpose unless otherwise agreed to by the Ad Hoc Committee Counsel and the Company, All financial advice written or oral, provided by Houlihan Lokey to the Ad Hoc Committee Counsel pursuant to this Agreement is intended solely for the use and benefit of the Ad Hoc Committee Counsel, which agrees that such advice may not be disclosed publicly or made available, other than to the Ad Hoc Committee, its constituents, or any of its or their advisors or professionals, to third-parties without the prior consent of Houlihan Lokey, which consent shall not be unreasonably withheld. At the direction of Ad Hoc Committee Counsel, certain communication and correspondence between Houlihan Lokey and the Ad Hoc Committee, and work product and analyses prepared by Houlihan Lokey for the Ad Hoc Committee in connection with this matter, will be considered in preparation for litigation over the restructuring of the Company, and accordingly, will be subject to the attorney-client privilege and work-product privilege between Houlihan Lokey and the Ad Hoc Committee.

3. ADVISOR. Houlihan Lokey's services are limited to those specifically provided in this Agreement or subsequently agreed-upon by the parties hereto, and Houlihan Lokey shall have no obligation or responsibility for any other services. Houlihan Lokey is providing its services hereunder as an independent contractor, and the parties agree that this Agreement does not create an agency or fiduciary relationship between Houlihan Lokey and the parties to this Agreement

4. CONSIDERATION. As consideration for the services being provided by Houlihan Lokey to assist the Ad Hoc Committee Counsel in analyzing various restructuring options concerning the Company, the Company shall pay Houlihan Lokey a fee of $100,000 per month (the "Monthly Fee(1)"). Notwithstanding any termination of this Agreement, the Company agrees to pay Houlihan Lokey the Monthly Fee for a minimum of three (3) months. Payment shall be made to Houlihan Lokey at the address above, Attention: David R. Hilly. The first Monthly Fee shall be pro-rated for the period October 21, 2005 through October 31, 2005 and shall be due and payable in cash upon the Company and Houlihan Lokey's execution of this Agreement. All additional
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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -4-


Monthly Fees shall be due and payable in cash in advance on the 1st day of each month. In addition, the Company agrees to promptly reimburse Houlihan Lokey, upon request from time to time, for all out-of-pocket expenses reasonably incurred by Houlihan Lokey before termination (or related to Houlihan Lokey's pre-termination services) in connection with the matters contemplated by this Agreement. Out-of-pocket expenses shall include, but not limited to, all reasonable travel expenses, duplicating charges, on-line service charges, messenger services, delivery services, meeting services, long distance telephone and facsimile charges incurred by Houlihan Lokey.

In addition, if a Transaction is consummated, upon the consummation of the Transaction Houlihan Lokey shall be paid an additional fee (a "Transaction Fee") equal to seventy-five (75) basis points of the value of the Aggregate Gross Consideration ("ACG") received by holders of the Notes(1), payable in cash or, at the option of the Ad Hoc Committee, in the same consideration received by the holders of the Notes. For purposes of calculating the Transaction Fee, the Aggregate Gross Consideration shall be the cumulative total proceeds and other consideration paid to or received by, or to be paid or received by, the holders of the Notes in connection with that Transaction and all Transactions consummated on or prior to the date such Transaction was consummated, including, but not limited to, cash, notes, securities, preferred stock, common stock, other property and/or payments made in installments, all related rights, options and contractual benefits, including, any interest payments received by the holders of the Notes after the effective date of this Agreement. The Transaction Fee shall be reduced by fifty percent (50%) of the aggregate Monthly Fees paid to Houlihan Lokey following the fifth full month but in no event shall the Transaction Fee be reduced to less than zero. The Transaction Fee shall be paid upon the consummation of a Transaction either (i) during the term of this Agreement or (ii) within twelve months of the effective date of termination of this Agreement (such twelve-month period being referred to herein as the "Tail Period.") unless paid in kind.

The parties acknowledge that a substantial professional commitment of time and effort will be required by Houlihan Lokey and its professionals hereunder, and that such commitment may foreclose other opportunities for the Firm. Moreover, the actual time and commitment required for the engagement may vary substantially from week to week or month to month, creating "peak load" issues for the Firm. Given the numerous issues which may arise in these cases, the Firm's

----------
(1) For the purpose of calculating the value of the ACG received by the holders of the Notes represented by the Ad Hoc Committee in the Transaction, any consideration received, including, without limitation, cash, debt securities, equity securities, property or other interests or consideration, will be valued as follows: the greater of (i) if the value of such securities is disclosed in a court approved disclosure statement in support of a confirmed Chapter 11 plan, the value of the securities in such disclosure statement; or (ii) (x) if such securities are traded, the securities will be valued at the mean of the closing bid and asked quotations averaged for the ten trading days immediately prior to the closing of the Transaction; or (y) if such securities have not been traded prior to the closing of the Transaction, Houlihan Lokey will prepare a valution of the securities and, together with the Ad Hoc Committee and the Company, will mutually agree on a fair valuation thereof for the purposes of calculating the Transaction fee, provided that, for purposes of calculating the Transaction Fee under this agreement, the AGC shall not exceed the face amount of the Notes plus any accrued and unpaid interest thereon.

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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -5-


commitment to the variable level of time and effort necessary to address such issues, the expertise and capabilities of Houlihan lokey that will be required in this engagement, and the market rate for Houlihan Lokey's services of this nature whether in, or out of court, the parties agree that the fee arrangement hereunder is reasonable, fairly compensates Houlihan Lokey and provides certainty to the Company and the Ad Hoc Committee.

5. BANKRUPTCY COURT: In the event the Company seeks protection under Title 11 of the United States Code (the "Bankruptcy Code"), the Company shall affirmatively support the retention of Houlihan Lokey by any Official Committee of Unsecured Creditors appointed in the case or cases resulting from such filing pursuant to section 1103 of the Bankruptcy Code and use all reasonable efforts to fulfill its obligations owed upon such filing under this Agreement in a manner mutually agreeable to the Ad Hoc Committee Counsel, the Company and Houlihan Lokey, provided, however, that the form of documentation to satisfy the foregoing obligations shall be acceptable to Houlihan Lokey in its sole discretion. Upon the filing of a bankruptcy case, Houlihan Lokey's obligations to provide services under this Agreement on behalf of the Ad Hoc Committee Counsel may, at Houlihan Lokey's exclusive option, cease until such time as Houlihan Lokey is authorized by the Bankruptcy Court having jurisdiction over the case to provide services under Sections 328 and 1103 of the Bankruptcy Code, provided however, that the obligations of the Company under this Agreement shall continue in full force and effect.

6. TERMINATION. This Agreement is terminable upon ten (10) days written notice by the Ad Hoc Committee Counsel, Houlihan Lokey or the Company, provided, however, that (a) if the Agreement is terminated during the first three (3) months of the engagement, the Company shall immediately pay Houlihan Lokey the unpaid portion of those Monthly Fees for the first three (3) months of the engagement, and (b) if the Agreement is terminated thereafter, the Company shall pay Houlihan Lokey all previously unpaid Monthly Fees and the pro-rata portion of the Monthly Fee for the month in which the Agreement is terminated. The termination of the Agreement will not affect (a) the Company's indemnification, reimbursement, contribution and other obligations set forth in this Agreement and (b) Houlihan Lokey's right to receive, and the Company' obligation to pay
(i) any and all fees and expenses accrued as of the effective date of termination of this Agreement, and (ii) those fees earned for a Transaction that is consummated during the Tail Period as described in this Agreement.

7. INFORMATION. The Ad Hoc Committee and the Ad Hoc Committee Counsel acknowledges and agrees that, in rendering its services hereunder, Houlihan Lokey will be using and relying on information made available to it by the Company and their advisors (the "Information") (and information available from public sources and other sources deemed reliable by Houlihan Lokey) without independent verification thereof by Houlihan Lokey or independent appraisal by Houlihan Lokey. Houlihan Lokey does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company.

8. CHOICE OF LAW; JURISDICTION. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO

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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -6-


HAVE BEEN MADE IN NEW YORK, NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE PARTIES HERETO, EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, PROVIDED THAT SUCH CONSENT AND AGREEMENT SHALL NOT BE DEEMED TO REQUIRE ANY BANKRUPTCY CASE INVOLVING THE COMPANY TO BE FILED IN SUCH COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT. EACH PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE CONSENT TO SERVICE OF PROCESS IN ACCORDANCE WITH NEW YORK LAW. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF HOULIHAN LOKEY PURSUANT TO, OR THE PERFORMANCE BY HOULIHAN LOKEY OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

9. AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby (including, without limitation, any Transaction). The Company and Houlihan Lokey have fully reviewed this Agreement, have obtained counsel on its terms, and have participated in the drafting of this Agreement such that it shall not be construed against any one party. This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

10. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

11. SEVERABILITY. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or
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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -7-


provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

12. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the mailers provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

13. Indemnification. As a material part of the consideration for Houlihan Lokey to furnish its services under this Agreement, the Company shall indemnify Houlihan Lokey and shall hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), Ad Hoc Committee, or any Transaction (as defined herein) or proposed Transaction contemplated thereby. In addition, the Company shall reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, there shall be no liability under the foregoing indemnity and reimbursement agreement to the extent that any loss, claim, damage or liability which is finally judicially determined (and from which there is no further right of appeal) to have resulted from the willful misconduct, gross negligence, bad faith or self-dealing of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or is insufficient to hold any Indemnified Party harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Ad Hoc Committee and the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the proposed Transaction and/or the services rendered by Houlihan Lokey. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Ad Hoc Committee and the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement.

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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -8-


The Ad Hoc Committee and the Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company unless, such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey. Notwithstanding the immediately preceding sentence, if Houlihan Lokey refuses to approve a confidential settlement, compromise or discharge which would provide for an express full and unconditional release of Houlihan Lokey and the other Indemnified Parties, and which further provides that there shall be no action of, agreement, payment or admission by, or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of, Houlihan Lokey or any other Indemnified Party, the Company may enter into such proposed settlement, compromise or discharge on behalf of any or all of the defendants other than the Indemnified Parties, and thereafter the Company shall have no further obligation to pay any judgment rendered against, or to pay the amount of any settlement subsequently agreed to by any Indemnified Party. The Ad Hoc Committee and/or the Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the prior written consent of the Ad Hoc Committee and the Company.

Within the earlier of one year from the termination of this Agreement or the consummation of a Transaction, prior to entering into any agreement or arrangement with respect to, or effecting, any (i) merger, statutory exchange or other business combination or proposed sale, exchange, dividend or other distribution or liquidation of all or a significant proportion of its assets, or
(ii) significant recapitalization or classification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Agreement, the Company will notify Houlihan Lokey in writing thereof (if not previously so notified) and, if requested by Houlihan Lokey, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to Houlihan Lokey.

The Ad Hoc Committee and the Company further agree that neither Houlihan Lokey nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Ad Hoc Committee, the Company or any other person or entity (including the Company" equity holders and creditors) related to or arising out of Houlihan Lokey's engagement, except to the extent that any liability for losses, claims, damages, liabilities or expenses incurred by the Ad Hoc Committee and/or the Company which are finally judicially determined to have resulted from the willful misconduct, gross negligence, bad faith or self-dealing of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Ad Hoc Committee and the Company set forth herein shall apply to any modifications of this Agreement, shall be in addition to any liability which these parties may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of these parties and each Indemnified Party. The foregoing indemnification provisions shall survive

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Ad Hoc Committee of Holders of the Notes of PRG
October 21, 2005                                                             -9-


the consummation of any Transaction and/or any termination of the relationship established by this Agreement.

The obligations of Houlihan Lokey are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement or any person relying on the services provided hereunder. The Company's obligations with respect to any and all payments owing to Houlihan Lokey and the indemnification, reimbursement, contribution and other similar obligations of the Company under this Agreement shall survive any termination of this Agreement.

Accepted and agreed to as of the date above.

PRG - SCHULTZ INTERNATIONAL, INC.


/s/ James E. Moylan, Jr.
-------------------------------------
BY: James E. Moylan, Jr.
Title: EXECUTIVE VICE PRESIDENT AND
       CHIEF FINANCIAL OFFICER


ON BEHALF OF THE AD HOC COMMITTEE:
AD HOC COMMITTEE COUNSEL
SCHULTE ROTH & ZABEL LLP


-------------------------------------
By: Jeffrey Sabin


HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.


/s/ David R.Hilty
-------------------------------------
By: David R.Hilty
    Managing Director